Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTOR

FRANKLIN, Tenn. (December 12, 2018) – Community Health Systems, Inc. (NYSE: CYH) today announced the appointment of Elizabeth T. Hirsch to its Board of Directors for a term expiring at the 2019 Annual Meeting of Stockholders.

Hirsch, age 65, served as vice president and controller of Praxair, Inc., a supplier of industrial gases and coatings and related healthcare services and technologies, from 2010 until her retirement in August 2016. In that role, she was responsible for Praxair’s global financial statement consolidation and Securities and Exchange Commission reporting. Prior to becoming controller, Hirsch served as a director and then vice president of investor relations for Praxair from 2002 until 2010. In that role she was recognized as the Best Investor Relations Professional in the Chemicals Sector by both buy-side and sell-side analysts in a 2011 Institutional Investor Survey. Hirsch joined Praxair in 1995 as director of corporate finance and later served as assistant treasurer. Prior to joining Praxair, she had fifteen years of experience in corporate banking, primarily at Manufacturers Hanover Trust Company. Hirsch also serves on the board of directors of the Women’s Business Development Council of Connecticut and on the New York advisory board of Devereux Advanced Behavioral Health. She holds a master’s degree in finance from New York University.

“Elizabeth Hirsch brings valuable insight in the areas of accounting and finance to the CHS board,” said Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc. “Her educational background and years of experience as a senior accounting and finance executive in a large publicly traded corporation will provide beneficial perspective and strengthen an already outstanding group of directors.”

As of December 11, 2018, the Company’s board members are: John A. Clerico, Michael Dinkins, James S. Ely III, John A. Fry, Tim L. Hingtgen, Elizabeth T. Hirsch, W. Norris Jennings, M.D., K. Ranga Krishnan, MBBS, Julia B. North (Lead Director), Wayne T. Smith, and H. James Williams, PhD.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 115 affiliated hospitals in 20 states with an aggregate of approximately 19,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding potential transactions, operating results, and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:	Media Contact:
Thomas J. Aaron, 615-465-7000 Executive Vice President and Chief Financial Officer or Ross W. Comeaux, 615-465-7012 Vice President – Investor Relations	Tomi Galin, 615-628-6607 Senior Vice President, Corporate Communications, Marketing and Public Affairs

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